Exhibit 4.7

Strictly Private & Confidential

5 February 2015

The Directors,

Trinity Biotech PLC,

IDA Business Park,

Bray,

Co Wicklow

(the “Parent”)

Cc:

Trinity Biotech Manufacturing Limited

Trinity Biotech Financial Services Limited

Benen Trading Limited

Immco Diagnostics Inc.

Trinity Biotech Inc

Clark Laboratories Inc.,

Mardx Diagnostics Inc

Primus Corporation

Dear Directors,

WARNING: If you do not meet the repayments on your credit agreement, your account will go into arrears. This may affect your credit rating, which may limit your ability to access credit in the future.

We are pleased to inform you that the Board of Allied Irish Banks, p.l.c. (the “Bank”) has sanctioned certain credit facilities (together the “Facilities”) to the Parent and certain of its subsidiaries as more particularly set out below (together the “Borrowers” and “Borrower” shall be construed accordingly), subject to the following terms and conditions (the “Facilities”), including but not limited to, the Events of Default, upon the occurrence of which the Bank shall be entitled to demand repayment of the sanctioned facility and to enforce all security given by the Borrower to the Bank:

In this Facility Letter capitalised terms which are defined in the Standard Terms and Conditions (as referred to in Section 3 below) forming part hereof shall have the meanings therein ascribed thereto.

SECTION 1

The Facilities

Facility 1:

Method:	Uncommitted Revolver facility.

Borrowers:	The Parent, Trinity Biotech Manufacturing Limited and Trinity Biotech Financial Services Limited.

Amount:	US$10,000,000 (Ten million US Dollars)

Purpose:	To finance working capital & other general corporate purposes.

The Borrowers shall not use any of Facility 1 for any purpose except that permitted hereunder. However, failure by a Borrower to comply with this Clause shall not prejudice any rights of the Bank, which shall not be responsible for monitoring or ensuring the use or application by the Borrowers of Facility 1.

Term:	The period ending on 30 November 2015.

Availability:	Facility 1 shall be available for drawdown by the Borrowers in such amounts as may be agreed between the Bank and the Borrowers as and when required during the Term. Each drawing under this Facility 1 will be consolidated with that part of Facility 1already drawn.

Availability Period:	Facility 1 is available for drawdown by the Borrowers up to 30 days prior to the expiry of the term applicable to Facility 1.

Repayment:	Facility 1 shall be repayable on demand.

Without prejudice to the right of the Bank to demand repayment thereof at any time, Facility 1 shall be subject to review by 30 November 2015 or at any time at the Bank’s discretion.

Interest:

In the case of amounts drawn under Facility 1, interest periods shall be for a minimum one month period or such other as may be agreed between the Borrower and the Bank.

Where the Borrower does not notify the Bank of its option prior to 11.00 a.m. on the first day of the interest period, an interest period of one month will be deemed to have been selected subject to availability of funds.

The interest rate payable on drawings under Facility 1 shall be at the rate of 2.50% per annum margin over the USD LIBOR cost of funds varying (currently 0.1735% ), plus Reserve Asset Cost (as defined in the Standard Terms and Conditions), for the appropriate interest period, if applicable.

Should the rate of interest applicable to funds sourced on the USD LIBOR fall below 0%, that rate shall be taken to be 0% and no lower.

Facility 2:

Method:	Overdraft

Borrowers:	The Parent, Trinity Biotech Manufacturing Limited and Trinity Biotech Financial Services

Limited.

Amount:	US$2,000,000 (Two million US Dollars)

Purpose:	To finance working capital.

The Borrowers shall not use any of Facility 2 for any purpose except that permitted hereunder. However, failure by a Borrower to comply with this Clause shall not prejudice any rights of the Bank, which shall not be responsible for monitoring or ensuring the use or application by the Borrowers of Facility 2.

Repayment:	Facility 2 shall be repayable on demand.

Without prejudice to the right of the Bank to demand repayment thereof at any time, Facility 2 shall be subject to review by 30th November 2015 or at any time at the Bank’s discretion.

Interest:	Interest shall be payable on all sums drawn under Facility 2 at the AIB Global Treasury Services Overdraft Rate varying, plus a margin of 0.10% (the “Overdraft Rate”).

The AIB Global Treasury Services Overdraft Rate is calculated as one week USD LIBOR at 11.00am on the previous Thursday (i.e. adjustment for Bank Holidays will ensure setting provides spot value for Monday) plus 0.9%, which may vary from time to time.

The AIB Global Treasury Services Overdraft Rate overdraft rate as of the date of this Facility Letter is 1.0368% per annum.

In addition to the Overdraft Rate, surcharge interest, at the rate of 12% per annum above the Overdraft Rate (subject to the application of the General Conditions (as defined below)) will apply to any unauthorised or excess borrowings on Facility 2 that the Bank may, in its absolute and sole discretion, permit from time to time.

In the event that the Bank shall permit such unauthorised or excess borrowings such permission shall not oblige the Bank to permit similar borrowings at any later time or times.

Facility 3:

Method:	Forward foreign exchange & contracts and/or interest rate swap contracts whereby a Facility 3 Borrower and the Bank shall from time to time agree on the delivery to one another of, respectively, different currencies or fixed and floating rates of interest payable on actual or notional amounts of principal.

Borrowers:	The Parent, Trinity Biotech Manufacturing Limited and Trinity Biotech Financial Services Limited.

Amount:	€1,016,000 (One million and sixteen thousand euro) by way of Credit Risk Equivalent (as defined below) on forward foreign exchange contracts.

Purpose:	To assist the Borrowers in the management of their foreign exchange exposures.

The Borrowers shall not use any of Facility 3 for any purpose except that permitted hereunder. However, failure by a Borrower to comply with this Clause shall not prejudice any rights of the Bank, which shall not be responsible for monitoring or ensuring the use or application by the Borrowers of Facility 3.

Utilisation:

(a)    The Borrowers may from time to time apply to the Bank’s Customer Treasury Services department to arrange forward foreign exchange contracts with the Bank. On receipt of such application the Bank will calculate the Credit Risk Equivalent of each such forward foreign exchange contract and provided that the aggregate (if any) of the Credit Risk Equivalent shall not exceed the amount referred to above and subject to the other terms and conditions hereof, the Bank and a Borrower of Facility 3 will then conclude the terms of the spot or forward foreign exchange contract then applied for by such Borrower.

(b)    In the event that the Bank shall determine that it shall not be agreeable to entering further forward foreign exchange or interest rate swap contracts with a Borrower of Facility 3 such determination shall not affect the obligations of the Borrowers on foot of outstanding forward foreign exchange contracts (if any).

Repayment:	In the event that a Borrower shall fail at any time to comply with the terms of any forward foreign exchange contract or interest rate swap contract, then any and all losses incurred by the Bank (as certified in writing by the Bank) as a result of such failure (the “Delivery Loss”) shall be payable by that Borrower on demand and the amount thereof may, at the option of the Bank, be debited to an account of that Borrower with the Bank.

In the event that the Bank shall terminate any then outstanding forward foreign exchange contract or interest rate swap contract as aforesaid, then the Bank, at its option, shall be further entitled to close out any or all other then existing treasury contracts with a Borrower, mark them to market and net-off the amounts owing to and by such Borrower and the Bank respectively to each other and having taken account of the Delivery Loss a single net amount will be payable on demand by the party owing the greater amount. In the event that a Borrower shall be in default of any other obligations to the Bank and the Bank shall have made a demand for repayment thereof, then the Bank shall be entitled to close out any or all other then existing treasury contracts with that Borrower and (having taken account of the Delivery Loss) make or require payment of a single net amount as aforesaid. In the event that it shall be the Bank owing the greater amount as aforesaid, then the Bank shall be entitled to set-off and apply the net amount payable by it to a Borrower in settlement or reduction (as the case may be) of the other obligations in respect of which that Borrower shall be in default with the Bank.

A certificate of the Bank of any calculations herein shall be conclusive evidence thereof, save in the case of manifest error.

Treasury Mandate:	A treasury mandate will be required to be completed in the event that the Bank’s form of treasury mandate governing the conduct of treasury business shall not have been completed by a Borrower under Facility 3 and the Bank’s Customer Treasury Services department will be in contact with you in that regard. Completion of the treasury mandate shall be a prerequisite to the entering into of contracts between the Bank and a Borrower under Facility 3.

Term:	Facility 3 shall be subject to review by 30th November 2015 or at any time at the Bank’s discretion.

Credit Risk Equivalent:	In this Facility Letter, the term “Credit Risk Equivalent” shall mean such amount as the Bank, in its absolute discretion, shall determine, on the basis of the respective obligations of a Borrower and the Bank on foot of forward foreign exchange contracts or, as the case may be, interest rate swaps contracts applied for, the period of time within which such obligations shall be performed and such other factors as the Bank shall consider relevant, as being the proportion denominated in euros of the face value of each forward foreign exchange contract or swap contract which a Borrower under Facility 3 shall apply to the Bank to arrange as would constitute the loss to the Bank if such Borrower were not to perform its obligations on foot thereof. For the avoidance of doubt, a determination of any loss for the purpose of calculating Credit Risk Equivalent shall not be binding on the Bank for the purpose of calculating the Delivery Loss.

Contracts:	Nothing herein shall require the Bank at any time or from time to time to enter into any forward foreign exchange or swap contracts with any Borrower under Facility 3.

Facility 4:

Facility:	Leasing

Lessee(s):	The Parent, Trinity Biotech Manufacturing Limited and Trinity Biotech Financial Services Limited.

Relevant Lender:	AIB Leasing Limited and/or the Bank (each a “Relevant Lender”).

Amount:	€2,000,000 (Two million euro)

Documentation:	The terms and conditions of Facility 4 shall be governed by the documentation (the “Leasing Documentation”) required to be signed by a Facility 4 Borrower by the Relevant Lender. The Leasing Documentation to be in a form and substance satisfactory to the Relevant Lender.

Pre-conditions:	Utilisation of Facility 4 will be subject to the satisfaction of such preconditions stipulated by the Relevant Lender in addition to those Pre Conditions stated herein.

Facility 5:

Method:	Guarantee facility (the “Bank Guarantee Facility”) to be availed of by means of guarantee(s), trade finance guarantee, standby letter(s) of credit, bond(s), indemnities or other contingent obligation(s) undertaken by the Bank to third parties which the Bank has heretofore issued and/or may from time to time issue on behalf of or at the request of a Borrower under Facility 5 in such form as the Bank may agree (each a “Bank Guarantee”).

Facility 5 may also be utilised by means of guarantee(s), documentary credits, bonds or other contingent liabilities undertaken by the Bank to third parties on behalf of or at the request of a Borrower under Facility 5 which are issued by AIB Trade Finance (each a “Trade Finance Guarantee/Letter of Credit”).

Any Trade Finance Guarantee/Letter of Credit shall be subject to separate AIB Trade Finance Terms and Conditions. In the event of any conflict between the AIB Trade Finance Terms and Conditions and the terms of this Facility Letter in relation to a Trade Finance Guarantee/Letter of Credit, the AIB Trade Finance Terms and Conditions shall prevail.

Facility Limit:	€170,000 (One hundred and seventy thousand euro) which shall be the maximum aggregate exposure of the Bank in respect of all Bank Guarantees, Trade Finance Guarantees and/or Letters of Credit issued hereunder unless otherwise agreed by the Bank.

The Facility Limit set out above includes, but is not limited to, the following Bank Guarantees which the Bank has heretofore issued and/or may from time to time issue and, for the avoidance of doubt the Bank Guarantees referred to below may be amended or replaced from time to time with the agreement of the Bank:

• Bank Guarantee(s) in favour of the Revenue Commissioners in respect of the payment of VAT:

Purpose:	To guarantee such contingent liabilities as may be agreed between the Borrowers and the Bank.

No Borrower under this Facility 5 shall utilise this Bank Guarantee Facility for any purpose except that permitted hereunder. However, failure by a Borrower to comply with this Clause shall not prejudice any rights of the Bank, which shall not be responsible for monitoring or ensuring the use or application by the Borrower of this Facility 5.

Multiple Exposure:	The Borrowers acknowledge that the Bank’s maximum exposure under any Bank Guarantee may be a multiple of the face value of that Bank Guarantee. The Borrowers hereby further acknowledge that in circumstances where the face value and the Bank’s maximum exposure under any Bank Guarantee are different, for the purpose of fees, limit and the indemnity contained below that the Bank shall have reference to its maximum exposure under the relevant Bank Guarantee and not the face value of that Bank Guarantee.

Fees:	The Borrowers shall pay to the Bank a fee calculated at 1.0% per annum or part thereof (payable quarterly in arrears) on the Bank’s maximum exposure under each Bank Guarantee. Such fee shall accrue from day to day, shall be calculated on the actual number of days elapsed and a 360 day year.

Other Fees:	International Bank Guarantee: In respect of each International Bank Guarantee issued by the Bank under this Facility an issuance fee of 1.00% per annum of the Bank’s maximum exposure under such International Bank Guarantee will apply and this fee will be charged quarterly in advance (minimum of €38 per quarter), together with any other fees applicable to the International Bank Guarantee (e.g. amendment fees etc.) as set out in the “Schedule of International Transaction Charges” as same may be amended from time to time, a current copy of which is available at your local branch or on www.aib.ie. Please note that the relevant fees will be charged in advance for each full quarter irrespective of whether the Bank’s exposure in respect of any International Bank Guarantee remains outstanding for the full quarter or only part thereof.

Standby Letters of Credit: In respect of each Letter of Credit issued by the Bank under this Facility, an issuance fee of 1.00% per annum of the Bank’s maximum exposure under such Letter of Credit will apply and this fee will be charged quarterly in advance (minimum of €38 per quarter), together with any other fees applicable to the Letter of Credit (e.g. amendment fees etc.) as set out in the “Schedule of International Transaction Charges” as same may be amended from time to time a current copy of which is available at your local branch or on www.aib.ie. Please note that the relevant fees will be charged in advance for each full quarter irrespective of whether the Bank’s exposure in respect of any Letter of Credit remains outstanding for the full quarter or only part thereof.

Documentary Letters of Credit: Any Documentary Letter of Credit shall be subject to the relevant fee and charge provisions set out for Outgoing Letters of Credit in the Bank’s “Schedule of International Transaction Charges” as same may be amended from time to time, a current copy of which is available at your local branch or on www.aib.ie.

For the avoidance of doubt, all fees payable by any Borrower under this Clause entitled “Other Fees” shall be payable in addition to the fees outlined in the Clause entitled “Fees” for Facility 5.

Review:	Without prejudice to the preceding clauses, it is the Bank’s present intention to review this Bank Guarantee Facility by 30th November 2015 or at any time at the Bank’s discretion.

Operation:	(a) In the event of the Bank being called upon to make any payment under any Bank Guarantee, the Bank shall be entitled to make such payment on first demand.

(b)    The Borrowers shall not be entitled to query the correctness of any amount paid by the Bank under any Bank Guarantee and shall be obliged to immediately refund such amount, together with interest, to the Bank in accordance with the terms hereof.

(c) Each of the Borrowers hereby agrees and undertakes:

(i)     to indemnify the Bank and to keep the Bank indemnified against all actions, proceedings, damages, costs, claims, demands, expenses or losses which the Bank may suffer or sustain by reason of or on account of the Bank having given a Bank Guarantee or otherwise in connection with the Facilities;

(ii)    that its liability hereunder shall continue until the later of, the date on which the Bank’s liability, either actual or contingent, under all Bank Guarantees shall have been discharged or the date on which any loan arising under sub-clause (v) hereof shall have been unconditionally discharged in full;

(iii)  that any request made upon the Bank for payment of any sum of money under any Bank Guarantee shall be a sufficient authority to the Bank, without any notice to or consent from the Borrowers (or any of them) for making any such payment and it shall not be incumbent upon the Bank to enquire whether any such payment is in fact due;

(iv) that it shall on demand, provide and pay to the Bank cleared matching funds to meet any and all such payments made by the Bank under or in respect of any Bank Guarantee;

(v)    without prejudice to the foregoing, the Bank shall be entitled to debit any of its accounts with the Bank (or, in the event of no such account being maintained by it with the Bank, an account specifically opened for such purpose and which the

         Bank is hereby irrevocably authorised to open) with the amount of any and all payments made by the Bank under or in respect of any Bank Guarantee and to apply such funds in satisfaction of such payments in accordance with (c)(iv) above; and

(vi)   in the event that payment shall not be made by a Borrower on demand, then, without prejudice to the Bank’s rights herein, interest shall be payable on the total amount due by a Borrower to the Bank at the rate of 5 per cent per annum over the cost to the Bank of one month matching funds on the appropriate Interbank market plus reserve asset cost if applicable. The rate shall be set on the date of payment by the Bank under any Bank Guarantee in accordance with normal banking practice and shall be reset at one monthly intervals thereafter.

The obligations of the Borrowers under the above Clause are continuing obligations and will extend to the ultimate balance of sums payable by the Borrowers (or any of them) in respect of any Bank Guarantee, regardless of any intermediate payment or discharge in whole or in part.

The obligations of the Borrowers under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(i) any time, waiver or consent granted to, or composition with, any guarantor, obligor or any beneficiary under any Bank Guarantee or any other person;

(ii) the release of any other guarantor or obligor or any other person under the terms of any composition or arrangement with any creditor or any member of a Borrower or the Group;

(iii)  the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any guarantor or obligor, any beneficiary under any Bank Guarantee or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)   any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a guarantor or obligor, any beneficiary under any Bank Guarantee or any other person;

(v) any amendment (however fundamental) or replacement of this Facility Letter, any Bank Guarantee or any other document or security; or

(vi)   any unenforceability, illegality or invalidity of any obligation of any person under this Facility Letter, any Bank Guarantee or any other document or security; or any insolvency or similar proceedings.

The provisions of this Clause entitled “Operation” including in particular the Indemnity contained in the sub-paragraph (c), shall survive the termination, expiration or replacement of this Facility Letter.

SECTION 2

The following terms and conditions shall apply to the Facilities, except to the extent that there shall be specific exclusion(s).

Security:	The obligations of the Borrower to the Bank in respect of the Facilities shall be secured in a manner satisfactory to the Bank as follows:

Existing Security Held:

(a) Cross Guarantees from the Parent, Trinity Biotech Manufacturing Limited and Trinity Biotech Financial Services Limited dated 29 April 2010.

(b) Counter Indemnity in favour of the Bank from the Parent, Trinity Biotech Manufacturing Limited and Trinity Biotech Financial Services Limited in respect of the Guarantee Facility of €170,000.

To be provided:

(a) In respect of Facility 4, title to leased assets.

(b) In respect of all Facilities, All Sums cross company guarantee and indemnity from the following:

(i) the Parent;

(ii) Trinity Biotech Manufacturing Limited;

(iii) Trinity Biotech Financial Services Limited;

(iv) Benen Trading Limited;

(v) Immco Diagnostics Inc.;

(vi) Trinity Biotech Inc ;

(vii) Clark Laboratories Inc.;

(viii) Primus Corporation; and

(ix) Mardx Diagnostics Inc,

(collectively the “Guarantors” and each a “Guarantor”).

The Parent and the Bank agree that any other Group company comprising (i) an individual company representing 5% or more (‘a material subsidiary’) and (ii) companies collectively representing 80% or more of (A) consolidated Gross Assets and (B) consolidated EBITDA (‘material subsidiary group’) shall accede to the guarantee and indemnity above. Any accession shall be on terms and on the basis of documentation satisfactory to the Bank.

For the avoidance of doubt, the Security to be provided, as described above, shall also secure such Limits afforded by the Bank from time to time in relation to iBusiness Banking and other electronic banking platforms for the amount stipulated by the Bank from time to time in the form of a Limits Letter. These Limits can be withdrawn at any time by the Bank at its sole discretion.

AIB Corporate Banking Policy On Collateral

AIB Corporate Banking’s policy on collateral is that, in order to secure a Borrower’s obligations to the Bank, a Borrower may be required to provide such security which the Bank considers appropriate and reasonable having regard to the facility/ies sought and the nature, liquidity and value of the security.

Examples of such security include but is not limited to, a first/second legal mortgage/charge over specific suitable assets, a debenture creating a fixed and floating charge over the property and assets of the Borrower, a legal mortgage/charge over shares/instruments, a security assignment over rights such as intellectual property rights, receivables, agreements, etc., a charge/assignment over a bank account, an assignment of life policy/keyman insurance, a letters of undertaking and third party guarantees (corporate or personal as appropriate) which may be required to be supported by security from that third party.

If a Borrower is in default of the terms and conditions of this Facility Letter, the Bank is entitled to demand repayment of the facility/ies and to enforce all of this security.

At the request of a Borrower, the Bank will return to the Borrower any security, held by the Bank, when all facilities for which the security is pledged have been repaid.

Conditions Precedent:	The Bank shall not be obliged to provide the Facilities or any part thereof unless it has received, in each case in a form and substance satisfactory to the Bank and its advisers, each of the following:

(a) A certified copy of the constitutional documents of each Borrower and each Guarantor (together the “Obligors” and each an “Obligor”).

(b) A certified copy of a resolution of the board of directors or, if applicable, a committee of the board of directors of each Original Obligor:

(i)     approving the terms of, and the transactions contemplated by, this Facility Letter and any guarantee or security required to be provided in connection therewith (together the “Finance Documents” and each a “Finance Document”) to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii) authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)  authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any utilisation request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv) in the case of an Obligor, other than the Parent, authorising the Parent to act as its agent in connection with the Finance Documents.

(c) If applicable, a certified copy of a resolution of the board of directors of the relevant company, establishing the committee referred to in paragraph (b) above.

(d)    If an Obligor is incorporated in Ireland, evidence that the Obligor has done all that is necessary to comply with Section 60 of the Companies Act 1963 in order to enable that Obligor to enter into the Finance Documents and perform its obligations under the Finance Documents.

(e)    If an Obligor is not incorporated in Ireland, such documentary evidence as legal counsel to the Bank may require, that such Obligor has complied with any law in its jurisdiction relating to its entry into of the Finance Documents .

(f)     A copy of a resolution signed by all the holders of the issued shares in each Guarantor incorporated in a jurisdiction other than Ireland, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Guarantor is a party.

(g)    A copy of a resolution of the board of directors of each corporate shareholder of each Guarantor incorporated in a jurisdiction other than Ireland approving the terms of the resolution referred to in paragraph (f) above.

(h)    A certificate of the Parent (signed by two directors) confirming that borrowing or guaranteeing or securing, as appropriate, the Facilities would not cause any borrowing, guarantee, security or similar limit binding on any Obligor to be exceeded.

(i)     A certificate of an authorised signatory of each Obligor incorporated in Ireland certifying that it and each of the other Obligors are members of a group of companies within the meaning of Section 155 of the Companies Act 1963 and for the purposes of Section 35 of the Companies Act 1990.

(j) The Finance Documents duly executed by each Obligor.

(k) A utilisation request in relation to a Facility (where required by the Bank) in the form set out in the Schedule hereto.

(l) Such mandates (including, without limitation, the SEPA Mandate annexed hereto) and other account opening documentation as the Bank may require.

(m)   Legal Opinions from Counsel acceptable to the Bank for all non-Irish incorporated Obligors in relation to the entry by them into the Finance Documents to which they are a party, in a form acceptable to the Bank.

(n) Confirmation from the Parent that no Related Party Loans have been provided to or by any Obligor.

(o) Clear searches in all appropriate registries against each Obligor.

(p)    A copy of any other Authorisation or other document, opinion or assurance which the Bank considers to be necessary or desirable (if it has notified the Parent accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

Negative Covenants:	By acceptance of the Facilities, the Borrowers hereby jointly and severally covenant with the Bank, that as long as any sums shall be owing to the Bank under the Facilities:

(a) No disposals shall be made by the Obligors outside the ordinary course of trading activities save for Permitted Disposals (as defined below).

(b) No acquisitions shall be made by the Obligors outside the ordinary course of trading activities save for Permitted Acquisitions (as defined below).

Positive Covenants:	For so long as the Borrowers (or any of them) shall have any obligations to the Bank on foot of this Facility Letter or the Borrowers (or any of them) shall have the right to avail of the Facilities then the Obligors shall and the Parent shall procure that each of the Obligors shall comply with the following covenants:

(1)    (a)   The Obligors will maintain insurances on or in relation to its business and assets with underwriters and insurance companies of repute against such risks of the kinds customarily insured against by, and in amounts reasonably and commercially prudent for, companies carrying on similar businesses and will ensure that such insurance policy contains such provisions for the protection of the Bank as the Bank may from time to time reasonably require.

(b) Any insurance required under this clause must be with an insurance company or underwriters acceptable to the Bank.

(c) The Obligors will not do or permit anything to be done which may make void or voidable any such policy of insurance.

(d) The Obligors will promptly pay all premiums and do all other things necessary to keep each policy of insurance in force.

(e)    The Obligors will, immediately on demand by the Bank, produce to the Bank the policy, certificate or cover note relating to any insurance policy and the receipt for the payment of the last premium.

If any Obligor fails to comply with any of the provisions of clauses (a) to (e), the Bank shall immediately be entitled (but not obliged) to effect or renew the insurances concerned at the expense of the Obligors.

(2)    pay promptly all debts, which are to be paid in priority to all other debts in a winding up and upon the appointment of a receiver on foot of, or upon the taking possession of property comprised in, a debenture secured by a floating charge; and

(3)    the claims of the Bank and its affiliates, against the Obligors under this Facility Letter, will rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application.

Special Conditions:	The provision and continued maintenance of the Facilities is conditional upon:

(a) In the case of Facility 1 only, a minimum 30 consecutive days of nil drawing, until the 30th November 2015 review date.

(b) In the case of Facility 2 only, a minimum (i) 30 consecutive days and (ii) 90 total days, of credit funds, until the 30th November 2015 review date.

(c)    All Group companies comprising (i) individual companies representing 5% or more and (ii) companies collectively representing 80% or more of (A) consolidated Gross Assets and (B) consolidated EBITDA shall be required to guarantee the obligations of the Borrowers under the Facilities at all times.

(d)    Notification to the Bank re any (i) enforcement action by any relevant government regulatory body (including, without limitation, the US Food & Drug Administration, the Irish Medicines Board and Health Canada) and/or (ii) failure to comply with any laws or regulations relevant to the Group’s business.

Financial Information:	During the currency of the Facilities, the Parent shall furnish the following to the Bank:

(a) Annual audited financial statements of the Group, to be provided to the Bank within 120 days subsequent to the Group’s Financial Year End.

(b) Annual budget for the Group to be provided 20 days prior to the Group’s Financial Year End.

(c) Quarterly accounts for the Group, to be provided to the Bank 45 days subsequent to each Quarter End (excluding the Financial Year End for the avoidance of confusion).

(d) Such other information in relation to the Group and/or its business as the Bank may require from time to time.

(e)    The Parent shall supply a compliance certificate (in such form as shall be agreed by the Bank and the Parent, each such certificate being a “Compliance Certificate”) with each set of its annual financial statements and each set of its quarterly financial statements to be delivered by the Parent to the Bank pursuant to this clause entitled “Financial Information”. Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) calculations as to compliance with the financial covenants outlined in the clause entitled “Financial Covenants” in this Facility Letter. Each Compliance Certificate shall be signed by two directors of the Parent.

Financial Covenants:	At all times during the currency of the Facilities, the Parent shall procure that the following covenants will be complied:

(a) the Group’s consolidated Financial Indebtedness shall remain below two times (2.0x) Leverage; and

(b) the Group’s consolidated financial accounts shall report Tangible Net Worth of US$35,000,000 (Thirty five million US Dollars) or above.

The financial covenants set out above shall be calculated in accordance with the Accounting Principles and tested (commencing on the first semi-annual reporting date) by reference to each of the financial statements and Compliance Certificates delivered pursuant to paragraphs (a) and (e) of the “Financial Information” clause above.

Expenses and Fees:	The Parent shall be liable to the Bank to account for:

(a)    any fee, charge, commission or expense (including legal fees) in respect of the Facilities including without limitation those which the Bank may incur in connection with the preservation, modification, amendment or release of its rights under this Facility Letter and/or the security required to be provided; and

(b)    any fee, charge, commission or expense (including legal fees) which the Bank may incur in connection with the enforcement or attempted enforcement of its rights under this Facility Letter or under the security required hereunder.

The Bank may debit any such fees, charges, commission or expenses from any one or more of the Borrowers’ account(s) held with the Bank.

Indemnity:	The Parent hereby agrees to indemnify the Bank against any liability, costs, damages, claims, demands, loss (including loss of profit), interest or expense of any nature whatsoever which the Bank may certify as incurred by the Bank as a consequence of:

(a) the occurrence of any Event of Default hereunder; or

(b) any repayment or prepayment of the Facilities or any part there of being made otherwise than on the last day of an interest period hereunder.

SECTION 3

Standard Terms and Conditions:

The Facilities are further subject to the terms and conditions contained in the Standard Terms and Conditions, a copy of which is attached hereto. Acceptance by the Obligors of this Facility Letter shall be deemed to be an acknowledgement and acceptance of the Standard Terms and Conditions.

In the event of any inconsistency between the terms and conditions contained in the Standard Terms and Conditions and the terms and conditions of this Facility Letter, the terms and conditions of this Facility Letter shall prevail.
SECTION 4
Events of Default:	Strictly without prejudice to the demand nature of any of the Facilities, the Bank reserves the right to terminate its provision of Facilities hereunder and to call for immediate repayment in full of all monies outstanding hereunder, including interest and other charges, should any of the following events occur:

(a) if a Borrower defaults in any payment of principal interest or any other sums payable hereunder when due; or

(b)    if an Obligor defaults in the performance of any other obligation, covenant, term or condition herein contained or contained in any other agreement entered into by an Obligor, any guarantee or any other party in connection with this Facility Letter (other than the payment of principal, interest or any other sums when due referred to in (a) above) and such default continues un-remedied for seven (7) days from the date thereof; or

(c)    if an order is made, proceedings are commenced, or an effective resolution is passed for the winding up of an Obligor, or a meeting is convened for the purpose of consideration of such a resolution other than for the purpose of reconstruction or amalgamation while solvent on terms which have been previously approved by the Bank in writing; or

(d)    if any loan, debt, guarantee or other obligation constituting indebtedness of an Obligor (whether to the Bank or to any other entity) becomes due prior to its specified maturity or is not paid when due or an Obligor is in breach of or in default under any agreement, deed or mortgage under or pursuant to which such indebtedness was incurred (whether or not steps are taken to enforce same), and provided that it shall not constitute an Event of Default if the aggregate amount of all such indebtedness is less than US$500,000; or

(e) if an Obligor convenes a meeting of or proposes or enters into any arrangement or composition for the benefit of its creditors; or

(f)     if a distress execution attachment or other process is levied or issued against any of an Obligor’s property, assets or undertaking and is not discharged within fourteen (14) days from the date thereof; or

(g) if a petition is presented for the appointment of an examiner (or analogous officer) to an Obligor; or

(h) if an encumbrancer takes possession of, or a receiver, administrator or other similar officer is appointed in respect of, the whole or any part of an Obligor’s property, undertaking and assets; or

(i)     if any representation or warranty made or reaffirmed pursuant to the Facilities proves at any time to be incorrect or inaccurate such that it is likely, in the opinion of the Bank (acting reasonably) to constitute a material adverse change in the business, assets or future prospects of the Group or is or are detrimental to the interests of the Bank; or

(j) if an Obligor is unable to pay its debts within the meaning of Section 214 of the Companies Act 1963 or any statutory modification or re-enactment thereof; or

(k) if an Obligor defaults in payment of any taxes due and payable (other than those being contested in good faith); or

(l) if an Obligor ceases or threatens to cease to carry on its business or substantially the whole of its business without the prior written consent of the Bank; or

(m)   if this Facility Letter or any of the agreements entered into pursuant to the security requirements hereunder (including any guarantee) is or becomes (or is alleged to be) unlawful or unenforceable or ineffective in any respect or is repudiated by any person thereto in any respect; or

(n)    if any event or events shall happen or occur or be likely to happen or occur in relation to the business or affairs of an Obligor, which in the opinion of the Bank constitutes a material adverse change in its or their business, assets or future prospects or is or are detrimental to the interests of the Bank; or

(o)    if in the opinion of the Bank any change shall take place in any applicable law or regulation or in the interpretation thereof which shall make it unlawful for the Bank to maintain or give effect to its obligations hereunder; or

(p) if the Parent ceases to be a listed company or if any person or group of persons acting in concert gains direct or indirect control of more than 29.99% of the shares in the Parent; or

(q) if any Obligor (other than the Parent) ceases to be a direct or indirect subsidiary of the Parent.

Other Facilities:	The Facilities offered in this document are in substitution for and not in addition to the Facilities as set out on the Facility Letter dated 18th August 2014.

Counterpart:	This Facility Letter may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

Standard Terms:	The Facilities (save for any overdraft facility) are further subject to the terms and conditions contained in the Standard Terms and Conditions, a copy of which is attached hereto. In the event of any inconsistency between the terms and conditions contained in the Standard Terms and Conditions and the terms and conditions of this Facility Letter, the terms and conditions of this Facility Letter shall prevail.

General Terms and Conditions:

The Facilities shall be further subject to the Bank’s brochure on lending entitled ‘General Terms and Conditions governing Business Lending’ (the “General Conditions”) a copy of which, effective from November 2013, is enclosed. Without prejudice to the generality of the brochure, we would draw your attention to Section V thereof, entitled ‘Interest’.

Acceptance by the Borrowers of this Facility Letter shall be deemed to be an acknowledgement and acceptance of the Standard Terms and the General Conditions.

Annual Review:	The Borrower is entitled to an annual review meeting with the Bank in relation to the Facilities and related security.

Applicable Law:	The Facility shall be governed by and construed in accordance with the laws of Ireland.

Acceptance:	If the terms and conditions of the Facilities, including the terms of the Appendices, are acceptable to you, we shall be obliged if you will so indicate by returning to us within twenty one (21) days:

(a) a certified copy of a resolution of your Board (draft enclosed), authorising the acceptance of the Facilities and the execution of this Facility Letter;

(b) the enclosed copy of this Facility Letter, duly accepted by the Borrowers; and

(c) the enclosed copy of this Facility Letter, acknowledged by the Guarantors.

We are pleased to have the opportunity of placing the Facilities before you.

Yours faithfully

For and on behalf of

Allied Irish Banks, p.l.c.

/s/ Cathal O’Connor	/s/ Keith Fitzsimons
Cathal O’Connor	Keith Fitzsimons
Head of Healthcare	Relationship Manager
AIB Corporate Banking Ireland	AIB Corporate Banking Ireland

TO: Allied Irish Banks, p.l.c.

Accepted this 6th day of February 2015

For and on behalf of

Trinity Biotech plc

(in their capacity as Borrower)

/s/ Ronan O’Caoimh	/s/ Jim Walsh
Director	Director

For and on behalf of
Trinity Biotech Manufacturing Limited
(in their capacity as Borrower)

/s/ Kevin Tansley	/s/ Jim Walsh
Director	Director

For and on behalf of
Trinity Biotech Financial Services Limited
(in their capacity as Borrower)

/s/ Kevin Tansley	/s/ Ronan O’Caoimh
Director	Director

GUARANTORS’ ACKNOWLEDGEMENT

We as guarantors of the within Facilities hereby acknowledge and accept the terms applicable thereto this 6th day of February 2015

For and on behalf of

Trinity Biotech plc

(in their capacity as Guarantor)

/s/ Ronan O’Caoimh	/s/ Jim Walsh
Director	Director

For and on behalf of
Trinity Biotech Manufacturing Limited
(in their capacity as Guarantor)

/s/ Kevin Tansley	/s/ Jim Walsh
Director	Director

For and on behalf of
Trinity Biotech Financial Services Limited
(in their capacity as Guarantor)

/s/ Kevin Tansley	/s/ Ronan O’Caoimh
Director	Director

For and on behalf of
Benen Trading Limited
(in their capacity as Guarantor)

/s/ Kevin Tansley	/s/ Ronan O’Caoimh
Director	Director

For and on behalf of

Immco Diagnostics Inc

(in their capacity as Guarantor)

/s/ Kevin Tansley	/s/ Jim Walsh
Director	Director

For and on behalf of
Trinity Biotech Inc
(in their capacity as Guarantor)

/s/ Kevin Tansley	/s/ Ronan O’Caoimh
Director	Director

For and on behalf of
Clark Laboratories Inc.
(in their capacity as Guarantor)

/s/ Kevin Tansley	/s/ Ronan O’Caoimh
Director	Director

For and on behalf of
Primus Corporation
(in their capacity as Guarantor)

/s/ Kevin Tansley	/s/ Ronan O’Caoimh
Director	Director

For and on behalf of
Mardx Diagnostics Inc
(in their capacity as Guarantor)

/s/ Kevin Tansley	/s/ Ronan O’Caoimh
Director	Director

Schedule

Form of Utilisation Request

From: [    ] (as Borrower)

To:	Allied Irish Banks, p.l.c.

Dated: [    ] 2015

Dear Sirs

Facility Letter dated [        ] February 2015 issued by the Bank and addressed to Trinity Biotech PLC (the “Facility Letter”)

1.	We refer to the Facility Letter. This is a utilisation request. Terms defined in the Facility Letter have the same meaning in this utilisation request unless given a different meaning herein.

2.	We hereby request to drawdown € (INSERT NUMERICAL VALUE OF DRAWDOWN) (INSERT AMOUNT IN WORDS) from our US$10,000,000 [Uncommitted Revolver, Facility 1 as documented in the Facility Letter].

3.	Please transfer the amount to the following account:

•	[Trinity Biotech p.l.c.]

•	Account: [Trinity Biotech p.l.c.]

•	Sort Code: [ ]

•	Account No: [ ]

•	IBAN: [ ]

•	IBIK: [ ]

4.	We, the Directors of [Trinity Biotech p.l.c.], confirm that no Event of Default or potential Event of Default is continuing, unremedied or unwaived as at the date of this request.

5.	This request is irrevocable.

DIRECTOR 1	DIRECTOR 2
[PRINT NAME]	[PRINT NAME]

03/13

STANDARD TERMS AND CONDITIONS

1.	DEFINITIONS:

	“Accounting Principles”	means generally accepted accounting principles, policies, standards and practices in Ireland including IFRS.

	“Bank”	means Allied Irish Banks, p.l.c., or any of its subsidiaries providing the Facilities (which term shall include all or any of them).

	“Business Day”	means a day on which the Bank’s branches are generally open for business in Ireland.

	“Borrower”	means the body corporate/company or other person/persons utilising the Facilities (or any part thereof).

	“Breakage Cost”	means the replacement cost to the Bank resulting from a Prepayment.

	“Cost of Funds”	means in relation to a Facility, the cost to the Bank as determined by the Bank (expressed as a percentage per annum), given the nature of the Facility and prevailing market conditions, of raising funds from external sources.

	“EBIT”	means, in respect of any Relevant Period, the consolidated net income of the Group before:

(a) any provision on account of taxation;

(b) any interest (including capitalised interest), commission, discounts or other fees incurred or payable, received or receivable by any related party and or other permitted borrowings in respect of Indebtedness for Borrowed Money;

(c) any amounts received or paid pursuant to the interest hedging arrangements entered into in respect of the Facilities;

(d) any items treated as exceptional or extraordinary items, which will include, for the avoidance of doubt, any amount in respect acquisition costs;

(e) any amount attributable to goodwill arising on the acquisition, any amount attributable to Pension Items.

	“EBITDA”	means, for any relevant period, EBIT (see above) before any amount attributable to amortisation of intangible assets (including goodwill) and depreciation of tangible assets and amortisation, or the writing off of acquisition costs (to the extent, in each case, deducted in calculated EBIT).

	“Environmental Laws”	means all present and future national, federal, state, local, foreign and supranational laws, rules or regulations, codes, ordinances, orders, decrees, judgements or injunctions issued, promulgated, approved or entered thereunder or other requirements of Governmental Authorities or the common law relating to health, safety, pollution or protection of the environment, including without limitation laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including without limitation, land, air, surface water, ground water (land surface or sub-surface strata) or otherwise relating to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, or wastes or underground storage tanks or emissions therefrom.

“Facilities”	means the banking facility or facilities agreed to be provided to or renewed, replaced or restructured on behalf of a Borrower by the Bank pursuant to the Offer Letter and Facility will mean any one of them as the context will require.

“Financial Indebtedness”	means any indebtedness for or in respect of:

(a) Indebtedness for Borrowed Money;

(b) any documentary or standby letter of credit or performance bond facility;

(c) for the purposes of Cross Default only, any interest rate swap, currency swap, forward foreign exchange transaction, cap, floor, collar or option transaction or any other treasury transaction or any combination thereof or any other transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and the amount of the Financial Indebtedness in relation to any such transaction shall be calculated by reference to the mark-to-market valuation of such transaction at the relevant time); and

(d) any guarantee or indemnity issued in connection with any of the items referred to in paragraphs (a) to (c) above.

“Governmental Authority”	means any authority having power to make or enforce Environmental Laws or to issue licenses or other authorisations of any description which shall subject the conduct of any process (whether by manufacture or otherwise) to particular or general conditions and ‘Governmental Authorities’ shall be construed accordingly.

“Group”	Trinity Biotech plc and all subsidiaries.

“Interest Period”	means such period(s) by reference to which the Bank shall have agreed to fund a Facility.

“Leverage”	means the ratio of the Group’s Financial Indebtedness deducted against cash held at bank, divided by EBITDA.

“Liquidity Requirement”	means any liquidity reserve ratio special deposit or similar requirements (or any other requirement having the same or similar purpose) of any Regulatory Authority.

“Margin”	means the rate per annum set out in the “Interest” clause of the Offer Letter payable over the cost to the Bank of funding a Facility.

“Market Disruption Event”	means:

	(a)	at or about noon on the first day of the relevant Interest Period the Screen Rate is not available to determine EURIBOR or, if applicable, LIBOR for the relevant currency and Interest Period; or

	(b)	before close of business on the first day of the relevant Interest Period, the cost to the Bank of obtaining matching deposits in the Relevant Interbank Market would be in excess of EURIBOR or, if applicable, LIBOR.

“Offer Letter”	means the facility letter (as same may be amended, restated, supplemented, extended, varied and/or renewed from time to time) issued by the Bank to Trinity Biotech plc and certain of its subsidiaries setting forth the terms and conditions of sanction in relation to the Facilities of which these Standard Terms and Conditions form part.

“Permitted Acquisitions”	means:

	(a)	the acquisition, of (i) more than 50% of the share capital and voting rights of a limited liability company, where any minority shareholders do not have any right to veto any material decision in respect thereof or (ii) the business or assets of any entity (in whole or in part) or (iii) all or any of the remaining issued shares in any company or Joint Venture in which a member of the Group acquires shares after the date of this Agreement as a Permitted Joint Venture, provided that:

		(i)	no Event of Default has occurred and is continuing on the closing date of such acquisition and no Potential Event of Default would occur as a result of that acquisition (save that, notwithstanding any other provision of any Finance Document, during the period of 90 days commencing on the closing date of the relevant acquisition (the “Acquisition Clean-Up Period”), any circumstance relating exclusively to the Parent (or any of its subsidiaries acquired as part of the acquisition), business or assets acquired shall not constitute a Potential Event of Default including as a result of a breach of any applicable Representation in or Covenant in this document, provided that:

		(ii)	it is capable of remedy and reasonable steps are being taken to remedy it;

		(iii)	neither the Parent nor any of its Subsidiaries (in the case of a share acquisition, other than the acquired company or relevant member of the acquired group of companies) has knowingly procured or approved in writing the circumstances giving rise to it; and

		(iv)	such circumstance is not reasonably likely to have a Material Adverse Effect, provided that, if the relevant circumstances are continuing on or after the end of the Acquisition Clean-Up Period, there shall be a breach of representation or warranty, breach of covenant or a Potential Event of Default, as the case may be, notwithstanding the above (and without prejudice to the rights and remedies of the Bank));

		(v)	the principal business of the company or business being acquired is similar to or complementary to the business carried on by a member of the Group and is located in an OECD country;

		(vi)	the company or business being acquired does not have any liability material to the Group (taken as a whole) in relation to which the relevant vendor has not adequately indemnified, or given warranties to, the Group, or adequate insurance has not been obtained;

		(vii)	the Borrower & Group will remain in compliance with its obligations under the Covenants & Financial Undertakings in this Offer Letter; and

		(viii)	the proposed Permitted Acquisition (including the purchase price paid to the relevant vendors and the refinancing of the Financial Indebtedness of the acquired company or acquired business (the Total Purchase Price)), when aggregated with the Total Purchase Price of all other Permitted Acquisitions made during that Financial Year, (the Aggregate Sum) will not exceed US$2,000,000 (Two million U.S. Dollars).

	(b)	any other acquisition to which the Bank has given its prior written consent.

“Permitted Disposals”	means:

	(a)	a disposal of stock in trade by a Group member in its ordinary course of trade and on arm’s length terms;

	(b)	by an Obligor to another Obligor if such Obligor is party to a legally valid, binding and enforceable Security Document which creates a first priority Encumbrance over all of its assets (or, if not all its assets, the assets being disposed of);

	(c)	of an unencumbered asset by a member of the Group which is not an Obligor to another member of the Group;

	(d)	for cash on arm’s length terms of any surplus or obsolete assets not required for the efficient operation of the business of the Group by any Group member;

	(e)	of cash where such disposal is not otherwise prohibited by this Offer Letter;

	(f)	any asset on arm’s length terms by a Group member which disposals are not within paragraph (i) to (iv) above and where the value of the net consideration received by a Group member in respect of any such disposal, which does not exceed US$2,000,000(Two million US dollars) (or its equivalent); and

	(g)	when aggregated with all other such disposals by members of the Group made in the same Financial Year does not exceed US$2,000,000 (Two million US dollars (or its equivalent).

“Permitted indebtedness”	means:

	(a)	all facilities from the Bank, including any affiliates, and specifically including AIB Leasing Limited; and

	(b)	any financial indebtedness not falling within paragraph (a) above provided that the aggregate amount does not exceed US$2,000,000 (Two million U.S. Dollars)(or its equivalent).

“Prepayment”	means:

	(a)	if the Bank at its discretion agrees to allow full or partial out of course repayment or conversion of the Facility to another interest rate, or

	(b)	if a Borrower makes payment following demand for payment by the Bank.

“Regulatory Authority”	means the Central Bank of Ireland, the Minister for Finance of Ireland and any other regulatory authority in or of Ireland or elsewhere having effect therein whether or not having the force of law.

“Relevant Interbank Market”	means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Reserve Asset Cost”	means such additional percentage as the Bank shall conclusively determine to be necessary to compensate the Bank for the cost to the Bank (calculated by reference to circumstances existing on the first day of the relevant period) of making or maintaining a Facility for such relevant period by reason of the then current Liquidity Requirement.

“Screen Rate”	means:

	(a)	in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period; and

	(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Bank may specify another page or service.

“Tangible Net Worth”	means at any time the aggregate of the amounts paid up or credited as paid up on the issued share capital of the Company (other than any redeemable shares) and the aggregate amount of the reserves of the Group including:

	(a)	any amount credited to the share premium account;

	(b)	any capital redemption reserve fund; and

	(c)	any balance standing to the credit of the consolidated profit and loss account of the Group,

but deducting:

	(d)	any debit balance on the consolidated profit and loss account of the Group;

	(e)	(to the extent included) any amount shown in respect of goodwill (including goodwill arising only on consolidation) or other intangible assets of the Group and interests of non-Group members in Group subsidiaries but after adding back any amortised goodwill and any transaction expenses in connection with the Acquisition amortised or written off;

	(f)	(to the extent included) any amounts arising from an upward revaluation of assets made at any time after the date of Financial Year end 31st December 2013; and

	(g)	any dividend or distribution declared, recommended or made by any member of the Group to the extent payable to a person who is not a member of the Group and such distribution is not provided for in the most recent financial statements, and so that no amount shall be included or excluded more than once.

2.	PRECONDITIONS:

The Bank shall not be obliged to provide the Facilities or any part thereof unless: -

(a)	The Bank is satisfied that there shall have been no material adverse change in the business, assets or future prospects of a Borrower or of its parent/guarantor(s) (if appropriate) from that at the date hereof; and

(b)	All appropriate exchange control and other consents shall have been obtained and are in full force and effect; and

(c)	The Bank is satisfied that it is in a position to advance the Facilities having regard to the credit guidelines and exchange control regulations of any Regulatory Authority; and

(d)	The security requirements have been executed in a manner satisfactory to the Bank.

These preconditions are additional to any other terms and conditions precedent to the provision of the Facilities which have been agreed between a Borrower and the Bank.

3.	NOTICE:

A Borrower shall give the Bank not less than three Business Days’ notice in writing of its intention to avail of a Facility.

4.	INTEREST:

(a)	The Interest Rate will be set on the date of first drawdown and shall be reset on the first day of each Interest Period.

(b)	In the event that any drawing shall occur other than on the first day of an Interest Period, (unless otherwise agreed between the Bank and a Borrower) the rate applicable to such drawing shall be determined on the relative drawdown date in accordance with the provisions hereof for a period expiring at the end of the then current Interest Period.

(c)	Where a Borrower has the option of selecting the duration of Interest Periods and does not notify the Bank of its option prior to 11.00 am on the day the interest rate falls to be determined, an Interest Period of 1 month shall be deemed to have been selected.

(d)	Interest shall be payable on the last day of each Interest Period and on the date of final repayment of the Facility, should such date differ from that quoted above save that where an Interest Period is for a period in excess of six months interest shall be payable at six monthly intervals and on the last day of the Interest Period.

(e)	Interest shall accrue from day to day (both before and after judgement) on the amount of the Facility, such interest to be calculated in arrears up to the last day of each Interest Period on the basis of 360 or 365 day year as determined in accordance with general banking practice.

5.	PREPAYMENT

5.1	Except where payment is being made immediately following demand by the Bank, the Borrower must serve at least three Business Days prior notice to the Bank of any proposed Prepayment of a Facility.

5.2	Prepayment will be subject to the payment by the Borrower of a Breakage Cost, to be calculated:

(i)	where the period for which interest is fixed is less than one year or where the interest period is fixed for one year with no scheduled repayments during such one year period, using the following formula:

Breakage Cost = A x U x D%, where:

“A” is the amount of the Prepayment and

“U” is the unexpired term of the fixed interest rate period, and

“D” is the difference between the Cost of Funds applying to the Facility when the rate was fixed and the Cost of Funds applying at the time of Prepayment, for the amount of “A” for the term of “U”.

(ii)	where the period for which interest is fixed is more than one year or where the interest period is for one year with scheduled repayments during such one year period, Breakage Cost will be calculated taking into account the following:

(a)	the difference between the Cost of Funds applying to the Facility when the rate was fixed, and the Cost of Funds at the time of the Prepayment in the amount of the Prepayment, and

(b)	associated cashflows for the remainder of the fixed rate term and applying a discount factor in accordance with standard net present value methodology.

Any Prepayment is treated as a permanent reduction and cannot be redrawn. Any such amount will shorten the repayment period but the Borrower must continue to make the repayments specified in the Offer Letter unless otherwise agreed.

6.	MARKET DISRUPTION – EURIBOR/LIBOR LOANS:

(a)	If a Market Disruption Event occurs in relation to a Facility for any Interest Period, then the rate of interest on the Facility for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate which expresses as a percentage rate per annum the cost to the Bank of funding the Facility from whatever source it may reasonably select; and

(iii)	the Reserve Asset Cost, if applicable to the appropriate Interest Period.

(b)	If a Market Disruption Event occurs and the Bank or the Borrower so requires, the Bank and the Parent shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

7.	INTEREST AND SURCHARGE INTEREST ON OVERDUE PAYMENTS:

In the event of interest or repayments not being paid on the due date, interest on the amount overdue shall be charged at the rate set out in the Offer letter and surcharge interest on the amount overdue shall be charged at the rate of 5% per annum. Such interest shall be payable on demand to the Bank.

IMPORTANT – OVERDUE INTEREST AND / OR SURCHARGE INTEREST WILL NOT BE PAYABLE IF SCHEDULED PAYMENTS ARE MADE ON TIME.

8.	GUARANTORS:

The Parent acknowledges that the Bank will, if required by its regulatory obligations, provide any guarantor(s) of the Facilities with a copy of the relevant Offer Letter, will notify them of any change(s) to the terms and conditions applying to such Facilities and will provide the guarantor(s) with a copy of the documentation effecting such change(s).

9.	RESERVE REQUIREMENTS:

If the cost to the Bank of making or maintaining any Facility increases as a result of the introduction of or change in any Liquidity Requirement or from any change in any law or regulation or the introduction of or increase in any tax (other than a change in the rate of corporation or other income tax), the Borrower shall pay to the Bank on demand that amount which the Bank shall conclusively determine as will compensate the Bank for such additional cost.

10.	GROSSING UP:

All sums payable by a Borrower under any Facility, whether of principal, interest or otherwise shall be paid in the currency in which they are outstanding in full without any deduction, set off, counterclaim or withholding whatsoever. In the event of a Borrower being required by law to make any deduction or withholding from any payment to the Bank then such Borrower shall ensure that such deduction or withholding will not exceed the minimum legal liability therefor and shall forthwith pay to the Bank such additional amounts as will result in the receipt by the Bank of a net amount equal to the amount it would have received had no such deduction or withholding been required to be made.

11.	REPRESENTATIONS & WARRANTIES:

Each Borrower represents and warrants to the Bank that:-

(i)	It has full power, authority and legal right to utilise perform and comply with the terms and provisions of the Facilities;

(ii)	The execution and performance of the Facilities shall not contravene any agreement indenture or other instrument which is binding upon it;

(iii)	It is not in default of any of the terms and conditions of this or any other agreement;

(iv)	No material litigation is pending or threatened in relation to its business or likely to have an adverse effect on its business; and

(v)	Full disclosure has been made to the Bank of all facts in relation to it and its business and affairs as are material and ought properly be made known to any person proposing to provide financial facilities to such Borrower.

These representations and warranties shall be deemed to be repeated at the beginning of each Interest Period.

12.	NEGATIVE COVENANTS:

By acceptance of the Offer Letter each Borrower covenants with the Bank that it shall not during the currency of the Facilities without the prior consent in writing of the Bank:

(i)	Create or agree to create or permit any mortgage, charge, or other encumbrance of any nature over any of its assets, subject to Permitted Indebtedness;

(ii)	Incur or agree to incur any financial indebtedness, subject to Permitted Indebtedness; and

(iii)	In the case of a body corporate, alter its Memorandum and Articles of Association in a manner prejudicial to the Bank.

13.	POSITIVE COVENANTS:

Each Borrower shall (i) keep all its property and assets insured against all risks as are normally covered in accordance with sound commercial practice and (ii) pay promptly all debts, which are to be paid in priority to all other debts in a winding up and upon the appointment of a receiver on foot of, or upon the taking possession of property comprised in, a debenture secured by a floating charge or in a bankruptcy or other insolvency proceeding, as the case may be.

14.	NON-BUSINESS DAYS

Any payment which would be due and payable on a non-Business Day, or on the 29th, 30th, or 31st day of a calendar month which does not include that date, will be deemed due and payable on the immediately preceding or immediately following Business Day, as the Bank in its discretion may determine.

15.	ENVIRONMENTAL LAWS:

Each Borrower shall ensure that at all times it will comply with Environmental Laws and/or with any license(s) or other authorisation(s) issued in connection therewith by any Governmental Authority and each Borrower hereby indemnifies the Bank and agrees to keep the Bank indemnified against any and all actions, costs, demands, claims, losses or otherwise which the Bank may suffer or be put to by reason of breach or non-observance by it of Environmental Laws or of the terms of any license or other authorisation issued to it by any Governmental Authority.

16.	CERTIFICATION:

A certificate of the Bank as to any amount payable under a Facility shall be final and binding on each Borrower save in the case of manifest error.

17.	WAIVER:

Each Borrower and each guarantor agrees and acknowledges that each of the terms and conditions set out in the Offer Letter are for the sole and exclusive benefit of the Bank. The Bank shall be entitled to waive any or all of these terms and conditions without the consent of the Borrower, the guarantor(s) or any other obligor being a party to the Offer Letter.

Furthermore, a waiver by the Bank of any of the terms or conditions shall not constitute a general waiver of such term or condition. No failure or delay by the Bank in exercising any right, power or privilege granted to it under the Offer Letter shall operate as a waiver thereof nor shall any single or partial exercise of any such right power or privilege preclude the further exercise of any such right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

18.	TIME:

In the construction of the provisions herein relating to the payment of monies, time shall be of the essence of the contract.

19.	BENEFIT OF FACILITIES:

The benefit of the Facilities is personal to a Borrower and shall not be capable of assignment by a Borrower, in whole or in part, without the prior written consent of the Bank.

20.	ASSIGNMENT:

The Bank reserves the right to assign, charge, transfer (by way of novation, securitisation or otherwise) or sub-participate all or part of the Facilities and any security held as collateral in respect thereof to any member of the Allied Irish Banks Group or to any third party, either within the State or elsewhere, without notice to or the prior consent of the Borrower.

The Bank will be entitled to give any proposed assignee, chargee, transferee or sub-participant such information as the Bank deems necessary relating to a Borrower, the Facilities and the security. The Borrower agrees to execute, at the cost of the Bank, any documentation (including without prejudice to the generality of the foregoing, any deed of novation) which the Bank requests it to execute in connection with any such assignment, charge, transfer, sub-participation or securitisation and in consideration of the Facilities and as security therefor, each Borrower irrevocably appoints the Bank to be its attorney for the purpose of the execution of any such documentation.

21.	DISCLOSURE OF INFORMATION:

The Bank may disclose information (including personal data) relating to the Borrower in the following circumstances:

(i)	Where the disclosure is reasonably required in order to ensure the proper and efficient approval and performance of the Offer Letter by the Bank or by a third party engaged to assist the Bank in such performance (whether such a third party is an affiliate of the Bank or otherwise);

(ii)	To a third party to whom the Bank assigns, charges, transfers, sub-participates or otherwise disposes of (or may potentially do so) all or any of the rights and obligations under the Offer Letter;

(iii)	Where a Borrower has given its consent to the disclosure or where such consent has been given on behalf of that Borrower; or

(iv)	To the extent that the information is required to be disclosed by any applicable law or regulation.

22.	SET-OFF:

The Bank shall be entitled to debit any of a Borrower’s accounts with the Bank (or, in the event of no such account being maintained by it with the Bank, an account specifically opened for such purpose and which the Bank is hereby irrevocably authorised to open) with the amount of any and all amounts due and payable under the Offer Letter, including but not limited to, amounts due and payable in respect of interest and principal.

23.	CONSTRUCTION:

(a)	If at any time any of the provisions of the Offer Letter is or becomes, or is declared to be invalid illegal or unenforceable in any respect under any law or for any reason whatsoever, the validity legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(b)	Where one or more Borrowers avail of any of the Facilities under the Offer Letter, their respective obligations shall take effect as joint and several obligations and all references to the Borrower shall take effect as references to the said Borrowers or any of them.

24.	AIB CORPORATE BANKING POLICY ON COLLATERAL:

AIB Corporate Banking’s policy on collateral is that, in order to secure the Borrower’s obligations to the Bank, the Borrower may be required to provide such security which the Bank considers appropriate and reasonable having regard to the facility/ies sought and the nature, liquidity and value of the security.

Examples of such security include but is not limited to, a first/second legal mortgage/charge over specific suitable assets, a debenture creating a fixed and floating charge over the property and assets of the Borrower, a legal mortgage/charge over shares/instruments, a security assignment over rights such as intellectual property rights, receivables, agreements, etc., a charge/assignment over a bank account, an assignment of life policy/keyman insurance, a letters of undertaking and third party guarantees which may be required to be supported by security from that third party.

The specific security required by the Bank in respect of the Facilities is set out in the Offer Letter to which these Standard Terms and Conditions are attached.

If a Borrower is in default of the terms and conditions of the Offer Letter, the Bank is entitled to demand repayment of the Facilities and to enforce all of this security.

At the request of a Borrower, the Bank will return to the Borrower any security, held by the Bank, when all Facilities for which the security is pledged have been repaid.

25.	SMALL AND MEDIUM ENTERPRISE APPEALS.

FACILITIES BETWEEN €1,000 AND €500,000

If the Bank has sanctioned facilities for an amount that is less that the amount for which the SME borrower had applied, or if a Borrower believes that the terms and conditions of the sanction are such that they cannot be accepted, or the Borrower is not willing to enter into an alternative repayment arrangement, the Borrower may submit a written appeal, outlining the basis of the appeal within 30 days to the Credit Appeals Officer, P.O. Box 11826, AIB, Bankcentre, Ballsbridge, Dublin 4.

If the Borrower’s appeal is unsuccessful, a Borrower may, where applicable*, refer the Bank’s decision to the Credit Review Office established by the Minister for Finance

* For more information see www.creditreview.ie

26.	FURTHER ASSURANCE:

Each Borrower shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices, instruments and any other documents) as the Bank may reasonably specify (and in such form as the Bank may require in favour of the Bank or its nominee(s)) to perfect the security stipulated in this Offer Letter (which may include the execution of a mortgage, charge, assignment, pledge, lien, encumbrance or other security interest over all or any of the assets which are, or are intended to be, the subject of this Offer Letter) or for the exercise of any rights, powers and remedies of the Bank provided by or pursuant to this Offer Letter or the security or arising by operation of law.

27.	NOTICES:

Any notice, demand, request or other communication in relation to a Facility may be delivered as follows: (i) by hand or by ordinary pre-paid post to the Borrower at the address of a Borrower last known to the Bank or to the Bank at the branch or business area of the Bank at which the Facility is domiciled; or (ii) by fax to a fax number provided for that purpose by the Borrower to the Bank or by the Bank to a Borrower; or (iii) by any electronic system used by both the Borrower and the Bank from time to time and capable of delivering and receiving such communication by use of access codes provided by a Borrower to the Bank or by the Bank to a Borrower. Such communication will be deemed to have been validly given or made when delivered by hand or twenty-four hours after dispatch by post, fax or other electronic system.

28.	APPLICABLE LAW:

The Offer Letter shall be governed by and construed in accordance with the laws of Ireland.

29.	FEES AND CHARGES:

All fees, charges, commission and expenses, legal and otherwise, including, without limitation, those incurred by the Bank in connection with the Facility (including the completion of the security) or the enforcement thereof (together with VAT thereon) shall be borne and paid by the Borrower. The same shall be payable whether or not the Facility is utilised in whole or in part. The Bank may debit any such fees, charges, commission or expenses from any one or more of a Borrower’s account(s) held with the Bank even it this causes the said account(s) to be overdrawn.

SEPA Direct Debit Mandate

Unique Mandate Reference:

(Unique Mandate Reference to be completed by Allied Irish Banks p.l.c)

By signing this mandate form, you authorise (a) Allied Irish Banks, p.l.c. to send instructions to your bank to debit your account and (b) your bank to debit your account in accordance with the instructions from Allied Irish Banks, p.l.c.

As part of your rights, you are entitled to a refund from your bank under the terms and conditions of your agreement with your bank. A refund must be claimed within 8 weeks starting from the date on which your account was debited. Your rights are explained in a statement that you can obtain from your bank.

Direct Debit Mandate

Please complete all fields below marked *

* Name of Debtor (Account Holder)

* Address of Debtor	Line 1:

Line 2:

City/Postcode:

Country:

* BIC

* IBAN

Your BIC and IBAN are printed on your bank statement. You can also request them directly from your bank.

Type of repayment:	Recurrent
Name of Creditor:	AIB Business Support
Creditor Identifier:	IE70SDD302770
Creditor Address:	AIB Bankcentre, Ballsbridge, Dublin 4. Republic of Ireland

Signature	Signature
*	*
Date Mandate signed	Date Mandate signed
*	*

Note: Your rights regarding the above mandate are explained in a statement that you can obtain from your bank

Not part of the SEPA Direct Debit Mandate

Note:

¡	Where collecting from non AIB accounts you will be notified of your Unique Mandate Reference (UMR) prior to first collection.
¡	You must inform Allied Irish Banks, p.l.c. in writing if you wish to cancel this instruction.
¡	Banks may decline to accept instructions to pay direct debits on certain types of accounts.

Please return this mandate to the Creditor

Allied Irish Banks, p.l.c., Registered Office, Bankcentre, Ballsbridge, Dublin 4. Registered in Ireland, Number 24173.

Allied Irish Banks, p.l.c., is regulated by the Central Bank of Ireland.

1